Exhibit 10.1

High Wire Networks, Inc.

30 N. Lincoln St.

Batavia, IL 60510

July 25, 2024

Edward Vasko

PO Box 44319

Boise, ID 83711

Dear Ed,

I am pleased to extend to you an offer for a new position with High Wire Networks as its Chief Executive Officer for Overwatch. In this role you will report to the parent company CEO.

Employment Start Date: September 1, 2024 (pending passed background check)

Job Title: Chief Executive Officer - Overwatch

Compensation:

2024 Overwatch Target Revenue $7.75M	Revenue Goals	Bonus %	Comp Earned
Base Salary			$260,000
Qtrly Bonus on existing revenue	$4,500,000	1%	$45,000
Qtrly Bonus on incremental net new revenue	$3,250,000	2.5%	$81,250
Equity grant (equivalent grant priced and calculated at hire date)			$40,000
Total Year 1 OTE earnings			$426,250

Notes:

a.	The above table reflects target variable compensation for calendar year 2025. For the remainder of 2024, your variable compensation components will be prorated for the remaining months in the calendar year.

b.	The variable compensation targets and calculation methodology will be adjusted by mutual agreement between you and the parent company CEO no less often than annually.

Health Care Benefits: Customary as per the High Wire Networks current policy.

401(k): Customary as per the High Wire Networks policy.

Paid Time Off: 20 days (4 weeks), pro-rated for partial year

High Wire Networks, Inc.

30 N. Lincoln St.

Batavia, IL 60510

Business Expenses: Customary as per High Wire Networks policy and approval requirements

At-Will Employment: High Wire Networks and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards, or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

Laptop Computer: The Company shall provide you with a laptop computer for your use in providing services to the Company. Upon termination of your employment with the Company, you shall surrender the laptop to the Company without retaining any copies of the Company information contained thereon.

Background Check: High Wire Networks Inc (“the Company”) reserves the right to conduct an “investigative consumer report” about you from a consumer reporting agency in connection with your employment or application for employment (including volunteer assignment(s), as applicable) and throughout your employment if you are hired or retained, as allowed by law. The Company reserves the right to conduct investigative consumer report and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such an investigative consumer report and/or reference check, if any.

Confidentiality. You hereby acknowledge that, during the course of your employment, you have and will learn or develop Confidential Information, in trust and confidence. Confidential Information is hereby defined as shall mean all information, including, but not limited to, trade secrets disclosed to you or known by you as a consequence of or through your employment by the Company, concerning the products, services, systems, customers and agents of the Company, and specifically including without limitation: computer programs and software, unpatented inventions, discoveries or improvements; marketing, organizational and product research and development; marketing techniques; promotional programs; compensation and incentive programs; customer loyalty programs; inventory systems; business plans; sales forecasts; personnel information of other employees, including but not limited to the identity of employees and agents of the Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; customer lists and information on customers or their employees, or their needs and preferences; information concerning planned or pending acquisitions or divestitures; information concerning purchases of major equipment or property; and as a publicly-traded company, information that would fall under SEC FD regulations.

High Wire Networks, Inc.

30 N. Lincoln St.

Batavia, IL 60510

You agree to use the Confidential Information solely for the purpose of performing your duties hereunder and not for your own private use or commercial purposes. You acknowledge that unauthorized disclosure or use of Confidential Information, other than in discharge of your duties hereunder, will cause the Company irreparable harm. You shall maintain Confidential Information in strict confidence at all times and shall not divulge Confidential Information to any unauthorized person or entity, or use in any manner, or knowingly allow another to use, any Confidential Information, without the Company’s prior written consent, during the term of your employment by the Company or thereafter, for as long as such Confidential Information remains confidential. You further acknowledge that the Company will be harmed by the unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

An “investigative consumer report” is a background report that includes information from personal interviews (except in California, where that term includes background reports with or without information obtained from personal interviews). The most common form of an investigative consumer report in connection with your employment is a reference check through personal interviews with sources such as your former employers and associates, and other information sources. The investigative consumer report may contain information concerning your character, general reputation, personal characteristics, or mode of living.

You have the right, upon written request made within a reasonable time, to request from the Company (1) whether an investigative consumer report has been obtained about you, (2) disclosure of the nature and scope of any investigative consumer report and (3) a copy of your report. These reports will be prepared by Crimcheck, 150 Pearl Road, Brunswick, OH 44212, (877) 992-4325, www.crimcheck.net.

If you are agreeable to the terms describes in this offer letter, please sign, date, and return a scanned copy to Curt Smith (curt.smith@highwirenetworks.com) at your earliest convenience.

We are pleased at the prospect of you joining the High Wire Networks team and look forward to a successful relationship as we continue to grow our business together.

Respectfully,

/s/ Curtis Smith

Curtis Smith

Chief Financial Officer

High Wire Networks, Inc.

High Wire Networks, Inc.

30 N. Lincoln St.

Batavia, IL 60510

Employee Signature:

/s/ Edward Vasko	Date:	8/6/2024
Edward Vasko

cc: Human Resources Department

Signature Page to Offer Letter

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